EXHIBIT 10.20

Aspen Group, Inc.

224 West 30th Street, Suite 604

New York, New York 10001

April 27, 2015

Dear Warrant Holder:

This letter agreement documents our understanding regarding you exercising your warrants to purchase common stock of Aspen Group, Inc. (the “Company”).  In order to increase the Company’s shareholders’ equity, we are offering to amend your warrants to provide a cashless exercise feature with a fair market value of $0.19 per share and a reduced exercise price if you cashlessly exercise your warrants now.  If you cashlessly exercise your warrants at any time through April 29, 2015 (the “Offer End Date”), the Company will reduce the exercise price of the [_______] warrants you obtained in [_________] to $0.155 per share which will result in you being issued [_______] shares of the Company’s common stock.  You may exercise your warrants by signing below and e-mailing this executed letter to my attention (e-mail address provided below) by 5:00 p.m. on the Offer End Date.  The Company must receive your original warrant (sent to the address above) by 5:00 p.m. on April 30, 2015.  If you do not cashlessly exercise your warrants in accordance with this letter agreement, the terms of your warrants will remain the same.

If you have any questions, please call me at (914) 906-9159 or e-mail me at michael.mathews@aspen.edu.

Sincerely yours,

Michael Mathews
Chief Executive Officer

I hereby agree to exercise all of my warrants as provided for above:

_____________

By: __________________________________

      __________________________________